Table of Contents

Exhibit 1.1

UNIBANCO - UNIÃO DE BANCOS BRASILEIROS S.A.

CORPORATE BY-LAWS

CHAPTER I

Name, Head Office, Purpose and Term

Article 1: UNIBANCO-UNIÃO DE BANCOS BRASILEIROS S.A., with head offices and legal venue in the City of São Paulo, State of São Paulo, hereinafter referred to as UNIBANCO, shall be governed by these corporate By-laws and by the applicable legal provisions.

Article 2: UNIBANCO is incorporated for the purpose of engaging in any lawful activity or service, including currency exchange transactions, in which commercial banks may engage. UNIBANCO may also participate in other companies, pursuant to the applicable legal and statutory provisions.

Sole Paragraph: UNIBANCO shall not:

a) acquire real property not intended for its own use, except in the cases permitted by law or regulations.

b) issue debentures or founder shares (partes beneficiárias).

Article 3: UNIBANCO shall exist for an indefinite period of time.

CHAPTER II

Capital Stock and Shares

Article 4: The capital stock of UNIBANCO is R$ 8,000,000,000.00 (eight billion Reais) divided into 2,807,755,808 (two billion, eight hundred and seven million, seven hundred and fifty five thousand and eight hundred and eight) registered shares, with no par value, of which 1,511,316.336 (one billion, five hundred and eleven million, three hundred and sixteen thousand and three hundred and thirty six) are common shares and 1,296,439,472 (one billion, two hundred and ninety six million, four hundred and thirty nine thousands, four hundred and seventy two) are preferred shares.

First Paragraph: UNIBANCO may issue, without amendment to these By-laws, up to 2,350,852,743 (two billion, three hundred and fifty million, eight hundred and fifty two thousand and seven hundred and forty three) additional common or preferred shares, subject to the following rules:

a) the Board of Directors shall have the power to determine the issuance of shares and/or subscription warrants and on conditions thereof;

b) the issuance of common or preferred shares may be conducted without maintaining proportion between those two types of shares; and

c) the issuance of preferred shares shall be subject to the limits established by law.

Second Paragraph: – The issuance of shares or subscription warrants to be sold in the Stock Exchanges or for public subscription, as well as for the acquisition of control through the swap of shares in a public offer, if previously authorized by the competent authorities, may be carried out with a reduction of the term for the exercise of preemptive rights, or with the exclusion of such rights, at the discretion of the Board of Directors, which may, furthermore, grant to the shareholders priority in the subscription of shares of one or both types.

Third Paragraph: UNIBANCO may, upon authorization by the Board of Directors, purchase its own shares to be cancelled or maintained in treasury for subsequent sale, in accordance with the applicable legal and statutory provisions.

Fourth Paragraph: Without any impairment of rights and restrictions set forth in this Article, all the shares of UNIBANCO shall be in book-entry form and shall remain in deposit accounts in the name of their holders, without the issuance of share certificates, in accordance with Articles 34 and 35 of Law No. 6,404, of December 15, 1976, and the shareholders may be required to pay the fees mentioned in Article 35, Third Paragraph, of the aforementioned law.

Fifth Paragraph: Within the limits of the authorized capital and in accordance with a plan approved by the General Shareholders Meeting, UNIBANCO may grant stock options to its managers and employees, as well as to the managers and employees of the companies controlled by it.

Article 5: The preferred shares are not entitled to voting rights, are not convertible into common shares, and are not subject to Article 111, First Paragraph, of Law No. 6,404 of December 15, 1976 and shall be entitled to the following advantages:

a) participation in the net profits of each fiscal year, in an amount that shall ensure to each preferred share an yearly dividend 10% (ten percent) higher than the one distributed to each common share;

b) priority in the reimbursement of capital, in case the company is liquidated, up to the amount represented by such shares in the capital stock; and

c) participation, under the same conditions as the common shares, in capital increases resulting from the capitalization of monetary restatement, reserves and profits.

Article 6: UNIBANCO may, upon notice to the Stock Exchanges where its shares are traded and upon publication of announcements, suspend the transfer of shares for periods not longer than 15 (fifteen) days each, and not to exceed 90 days in the aggregate during a year.

Article 7: UNIBANCO may, pursuant to these By-laws and in accordance with the applicable regulations, issue Share Deposit Certificates, hereinafter referred to as UNITS, which represent preferred shares with no voting rights, deposited at UNIBANCO, and issued by:

a) UNIBANCO; and

b) UNIBANCO HOLDINGS S.A., a publicly held company, with head offices in the City of São Paulo, capital of the State of São Paulo, registered under Corporate Taxpayers Enrollment (“CNPJ”) under No. 00.022.034/0001 -87, hereinafter referred to as HOLDINGS.

First Paragraph: For the purposes of this article, each deposited preferred share issued by UNIBANCO shall correspond to a concomitant deposit of one class “B” preferred share issued by HOLDINGS.

Second Paragraph: Only shares which are free of any burdens, liens or any type of encumbrance that may preclude the free delivery thereof to the holders of the UNITS may be deposited for conversion into UNITS.

Article 8: The shareholders of UNIBANCO may, pursuant to Articles 9, 10 and 11 of these Bylaws, convert their shares into UNITS, according to the terms and conditions established by its Board of Directors, set forth in a notice to the shareholders which shall inform the shareholders about the conversion procedures.

Article 9: From the issue date of the Units, the shares represented by such UNITS:

a) shall be registered in a deposit account linked to the UNITS, and their ownership may only be transferred upon the transfer of the corresponding UNITS, by written authorization from the holder thereof;

b) shall have the related income, as well as any amount received in the case of redemption or amortization delivered only to the holder of the UNITS;

c) shall not have their income and their respective redemption or amortization values pledged, encumbered or given as collateral under any other guise by holders of UNITS, nor shall be object of a pledge, attachment, confiscation, search or seizure or any other encumbrance that may preclude their delivery to the holders of the UNITS.

Article 10: UNITS shall be in book-entry form and shall be kept by UNIBANCO in an account maintained in the name of their holder; and:

a) the transfer of UNITS shall be performed by a record in UNIBANCO's registry, to the debit of the transferor’s UNITS account and to the credit of the transferee’s UNITS account, upon receipt of a written order from the transferor, or upon a court authorization or order, in an appropriate document that shall remain with UNIBANCO;

b) the pledging, usufruct, trust, chattel mortgage and any other provisions, burdens, liens or charges that may encumber UNITS shall be recorded in UNIBANCO’s books and shall be stated in the UNITS’ account statements;

c) whenever so requested, UNIBANCO shall supply the holders of the UNITS with a statement of their UNITS' account at the end of each month in which such account has any activity and, even if no activity occurs, a statement shall be provided at least once a year;

d) the statement shall include the place and the date of issuance, UNIBANCO’s name, an indication that it is a statement of a UNITS' (Registered Share Deposit Certificate) account, the specification of the shares deposited, a statement that the shares deposited, their income and the amount received in the case of redemption or amortization shall only be delivered to the holder of the UNITS' account or upon an order in writing from said holder, the name and identification of the holder of the UNITS' account, the price charged by UNIBANCO for the deposit, if applicable, and the places where the holders of the UNITS can obtain assistance;

e) upon a written order by the holder of the UNIT´s account to the Stock Exchange broker by which the UNITS are negotiated, UNIBANCO shall block the UNITS specified in the order, being thus authorized to transfer them to the purchaser as soon as the Stock Exchange informs it that the UNITS have been sold;

f) notwithstanding the provisions of items “g” and “h” below, the holders of UNITS shall be entitled, at any time, to request their cancellation to UNIBANCO and the delivery of the registered shares that they represent, by means of the transfer of said shares to the share deposit accounts maintained by UNIBANCO in the holder’s name;

g) the Board of Directors of UNIBANCO may, at any time, suspend the cancellation of the UNITS for a specified period of time, subject to the following circumstances:

I – an announcement by HOLDINGS or by UNIBANCO stating that they intend to grant UNIBANCO' shareholders the option of converting their shares into UNITS, in which case the suspension period shall not exceed 90 (ninety) days;

II - the beginning of a public offering for the primary or secondary distribution of the UNITS, either in the international or in the domestic market, in which case the suspension period shall not exceed 30 (thirty) days.

h) UNITS with burdens, liens, or encumbrances upon them, as per item “b” of this article, may not be the object of a cancellation request;

i) once the UNITS are cancelled, the holder of the shares they represent may dispose of those shares and the restrictions mentioned in items “a” and “c” of Article 9 shall not apply.

Article 11: In the exercise of the rights conferred by the shares represented by UNITS, the following rules shall be complied with:

a) the dividends and the redemption or amortization proceeds from shares issued by UNIBANCO shall be paid by UNIBANCO to the holder of the UNITS;

b) the dividends and the redemption or amortization proceeds from shares issued by HOLDINGS delivered to UNIBANCO as depositary of the shares, shall be paid by UNIBANCO to the holder of the UNITS;

c) only the holder of the UNITS shall exercise the right to participate in the Shareholders’ Meetings of UNIBANCO and HOLDINGS and therein exercise all rights attributed to the shareholders of such companies by the property of the shares represented by the UNITS;

d) If the shares of UNIBANCO or HOLDINGS are split, cancelled or combined or if new shares of UNIBANCO or HOLDINGS are issued while the UNITS are in existence, the following rules shall apply:

I - In the event that there is a change in the number of shares represented by UNITS, as a result of share splits or through the capitalization of profits or reserves carried out by UNIBANCO and by HOLDINGS, UNIBANCO shall register the deposit of the new shares issued and shall issue new UNITS registering them in the account of the respective holders, in such a way as to reflect the new number of shares held by the holders of the UNITS, always maintaining the proportion of one (01) UNIBANCO preferred share to one (01) HOLDINGS class “B” preferred share, represented by UNITS. In the event that there is a share split carried out exclusively by either UNIBANCO or HOLDINGS, or if the share split is carried out by both companies using different ratios, then UNIBANCO shall register, in the name of the holder of the split shares, the deposit of as many shares as can form UNITS, with due regard to the ratio mentioned in First Paragraph of Article 7, and shall deliver the remaining shares issued to the holder of the UNITS represented by the split shares.

II - In the event that there is an alteration in the number of shares represented by UNITS, as a result of share combination or cancellation, carried out by UNIBANCO and by UNIBANCO HOLDINGS, then UNIBANCO shall debit the UNITS deposit accounts of the holders of the cancelled shares, automatically canceling the UNITS, in a number sufficient to reflect the new number of shares held by the holders of the UNITS, always keeping the proportion of 1 (one) UNIBANCO preferred share to 1 (one) HOLDINGS preferred share represented by a UNIT. In the event of a combination or cancellation of shares carried out exclusively by either UNIBANCO or HOLDINGS, or if the combination or cancellation is carried out by both companies using different ratios, then UNIBANCO shall cancel the UNITS representing the cancelled shares, delivering the UNIBANCO or the HOLDINGS shares that have not been cancelled to the respective holders, as the case may be.

III – in the capital increases resulting from share subscription, in which preemptive rights have been granted, the following procedures shall apply:

1st) if UNIBANCO and HOLDINGS simultaneously carry out a capital increase by issuing shares that may be converted into new UNITS, holders of UNITS may exercise the preemptive rights to which the shares represented by the UNITS are entitled, in which case:

I – if the shareholder subscribes the shares of both companies, then new UNITS shall be issued to him, corresponding to the shares subscribed, in accordance with the proportion mentioned in First Paragraph of Article 7, unless such shareholder provides instructions to the contrary, as provided for in item II below;

II – if the shareholder chooses to subscribe shares of both companies without the formation of UNITS, or only shares from one of the companies, he may do so by informing such intention to the issuers in the share subscription form;

2nd) if only one of the companies increases its capital, UNIT holders may exercise the preemptive right conferred by one of the shares represented by the UNITS directly, and in such case no new UNITS will be issued .

CHAPTER III

General Shareholders Meeting

Article 12: The general shareholders´ meeting shall be held ordinarily within the four (4) months immediately following the end of the fiscal year, for the purposes established in law, and extraordinarily, whenever corporate interests so require.

First Paragraph – A shareholder may be represented at a Shareholders Meetings by an attorney-in-fact which fulfills the conditions prescribed by law. The filing of the respective power of attorney with UNIBANCO may be required.

Second Paragraph: The status of shareholder must be proven, if so requested, by presentation of a proper identity document.

Article 13: The Shareholders Meetings, called at least fifteen (15) days in advance, according to the law, shall be installed and chaired by the Chairman of the Board of Directors, who may appoint in his stead any member of the Board of Director or of the Board of Officers, which shall choose, among the shareholders present, one or more secretaries.

First Paragraph: Each common share is entitled to one vote in the Shareholders Meetings.

Second Paragraph: In order to be binding upon UNIBANCO, shareholders agreements regarding the purchase and sale of shares, the preference on the acquisition of shares, and the exercise of voting rights or the control of UNIBANCO must be previously approved by the Central Bank of Brazil and filed at UNIBANCO's head office, in accordance with the applicable rules established by the Board of Directors. UNIBANCO may request the shareholders clarifications in order to properly fulfill its obligations.

CHAPTER IV

Management

Article 14: UNIBANCO shall be managed by the following bodies:

a) the Board of Directors;

b) the Board of Officers.

SECTION I

The Board of Directors

Article 15: The Board of Directors shall have a minimum of four (4) and a maximum of nine (9) Directors, all of them shareholders of UNIBANCO, elected by the Shareholders Meeting for a one (1) year term.

First Paragraph: The Board of Directors shall have one Chairman and one Vice-Chairman, chosen by the Board of Directors, as described in Second Paragraph of Article 18.

Second Paragraph: The age limit for a member of the Board of Directors shall be sixty-five (65) years of age. Such limit may, however, be extended by the Board of Directors.

Article 16: It is incumbent upon the Board of Directors on an exclusive basis to:

a) determine the general directions for the conduct of business and to establish the basic policies and guidelines for UNIBANCO;

b) call Shareholders Meetings;

c) submit to the Shareholders Meetings proposals for:

I - capital increase or reduction;

II - mergers, amalgamations or spin-offs;

III – amendments to the By-laws;

d) decide upon the following matters:

I - partnerships or joint ventures involving UNIBANCO, including participation in shareholders agreements;

II - acquisition, disposal, increase or reduction of its participation in controlled or affiliated companies;

III - acquisition of controlling interests in other companies, in accordance with applicable legal provisions;

IV- results and investment budgets and the respective action plans submitted pursuant to sub-item II of the First Paragraph of Article 23;

e) upon proposal by the Board of Executive Officers:

I - examine and deliberate on the semiannual balance sheets and decide upon the distribution and investment of profits, in accordance with Article 44;

II – decide upon the annual report to shareholders, the Board of Officers’ accounts and the Financial Statements of each fiscal year to be submitted to the Shareholders' Meeting;

f) establish the compensation of each of the members of the Board of Directors, the Board of Officers and of the Audit Committee, within the global amount approved by the Shareholders’ Meeting;

g) establish the bonus of each of the members of the Board of Directors and of the Board of Officers, subject to the provisions of item “c” of the First Paragraph of Article 44;

h) appoint a replacement for the President, for the members of the Board of Officers, the Board of Directors and the Audit Committee, in the cases established on this By-laws;

i) authorize, whenever it deems necessary, on the cases not established on this By-laws, the representation of UNIBANCO by a sole member of the Board of Officers or by an attorney-in-fact, provided that such resolution specifies the powers granted.

j) elect and remove the members of the Board of Officers as well as to determine their duties and responsibilities in accordance with their respective areas of work;

k) supervise the management by the Board of Executive Officers, examine, at any time, UNIBANCO’s books and documents, request information on agreements executed or about to be executed, as well as about any other acts;

l) supervise and provide guidance to the performance of the Board of Executive Officers;

m) appoint and remove the independent auditors, taking in consideration the recommendation of the Audit Committee, under the terms of item (b), Article 38;

n) decide upon the purchase of shares issued by UNIBANCO, subject to the Third Paragraph of Article 4;

o) decide upon the creation of committees to deal with specific matters within the authority of the Board of Directors and/or of the Board of Officers;

p) decide upon the acts provided for in the First and Second Paragraphs of Article 4;

q) bring under its authority specific matters of interest to UNIBANCO and decide upon the cases not provided for herein;

r) establish the term and other conditions for the conversion of UNIBANCO's shares into UNITS, as per Article 8 of these By-laws;

s) establish rules for the filing of shareholders agreements, in accordance with the Second Paragraph of Article 13 of these By-laws.

t) deliberate upon the promotion of the defense, in judicial and administrative actions proposed by third parties against the management of UNIBANCO, the members of the Audit Committee, the members of the Audit Board, if on duty, and employees that legally act by delegation of the management, during or after the term of their respective mandates, arising from the legal acts of management practiced in the exercise of their attributions, being entitled to contract insurance to cover the procedural expenses, attorney's fees and damages awarded due to such claims.

Sole Paragraph: The Board of Directors may assign special functions, on a permanent or transitory basis, to any of its members or to the members of the Board of Officers, under the denomination it deems appropriate, provided that such functions do not conflict with the exclusive duties established herein.

Article 17: It is incumbent upon the Chairman of the Board of Directors to:

a) chair the meetings of the Board of Directors, with authority to appoint any of the members of said Board to do so in his stead;

b) appoint, under the circumstances provided for in sub-item II of Article 19, the replacements for the Vice-Chairman of the Board of Directors;

c) chair the Shareholders Meetings, with authority to appoint any of the members of the Board of Directors or of the Board of Executive Officers to do so in his stead.

Sole Paragraph: It is incumbent upon the Vice-Chairman of the Board of Directors to replace the Chairman in his absences, vacations, leaves, occasional impediments or in the event of a vacancy.

Article 18: The Board of Directors shall meet ordinarily on a quarterly basis and, extraordinarily, whenever corporate interests so require.

First Paragraph: The meetings of the Board of Directors may be called by the Chairman or by the Vice-Chairman, individually, or by any two members of the Board of Directors jointly.

Second Paragraph The decisions of the Board of Directors shall be taken by a majority of votes in the presence of at least half of its elected members. The Chairman shall be entitled, in addition to his own vote, to the casting vote in case of a tie.

Third Paragraph Shall be considered present on the meetings of the Board of Directors the Director that (i) participates through tele or video conference or any other vehicle that allows the other members to hear and/or see him, or (ii) previously sent its written vote.

Fourth Paragraph The minutes of the meetings shall be recorded in the appropriate Book of Minutes of Meetings of the Board of Directors.

Article 19: Except in the cases to which the law establishes special procedures, the replacement of the members of the Board of Directors shall be as follows:

I – the Chairman of the Board of Directors shall be replaced by the Vice-Chairman;

II – the Vice-Chairman shall be replaced by any other Director appointed by the Chairman of the Board of Directors;

III– all other Directors by a replacement appointed by the Board of Directors;

IV - if a majority or all positions on the Board of Directors are vacant, a Shareholders Meeting shall be called to hold a new election.

Sole Paragraph - The replacement appointed in accordance with sub-item III of this article shall remain in office until the next Shareholders Meeting, which shall elect a new member to fill the vacant position for the remainder of the term of office of the replaced member.

SECTION II

The Board of Officers

Article 20: The Board of Officers shall comprise a maximum of 150 (one hundred and fifty) members, resident in the Country, shareholders or not, elected by the Board of Directors, with a term of office of 1 (one) year, eligible for reelection, being:

a) 1 (one) President;

b) up to 10 (ten) Vice Presidents;

c) up to 139 (one hundred thirty nine) Executive Officers, Officers and Deputy Officers;

First Paragraph: - The President, the Vice Presidents and the Executive Officers shall compose the Board of Executive Officers

Second Paragraph: - The age limit for holding a position in the Board of Officers shall be sixty (60) years of age. The Board of Directors may extend such limit, according to the nature of the relevant area of work.

Article 21: It is incumbent upon the Board of Executive Officers the management and administration of the company's business. The Board of Executive Officers may carry out all transactions and perform all acts related to UNIBANCO’s objectives, and their responsibilities are:

a) to order the preparation of semiannual balance sheets and propose their approval to the Board of Directors, together with the proposal for the distribution and application of profits, subject to Article 44;

b) to submit to the Board of Directors for approval the Annual Report to the Shareholders and the Financial Statements of each fiscal year, for further presentation to the Shareholders Meeting;

c) to authorize the opening, change of address and closing of branches or facilities, including those abroad;

d) to comply with and ensure compliance with the resolutions of the Shareholders Meeting, of the Board of Directors and with the By-laws;

e) the overseeing, supervision and guidance of the Officers and of the Deputy Officers, as the case may be;

f) to care for the improvement of the members of management, following up on their professional performance and development;

g) investment of resources resulting from tax incentives.

Article 22: It is incumbent upon the President:

I - to guide the management of the social business, supervising the works of the other members of the Board of Executive Officers, in order to assure the full implementation and execution of the policies and guidelines set by the Board of Directors;

II - coordinating the activities of the Vice Presidents, and follow-up their respective performance;

III - reaching decisions within his authority;

IV - reaching decisions with urgent character, within the competence of the Board of Executive Directors, "ad referendum" of such Board.

Article 23: It is incumbent upon the Vice-Presidents:

I – the management and supervision of the areas assigned as set forth in item "j" or in the sole paragraph of the Article 16;

II – the supervision and coordination of the performance of the Executive Officers, Officers and Deputy Officers which are under their direct supervision and the following-up of their respective performance;

III - reaching decisions within his authority;

First Paragraph: In accordance with the policies, directives and parameters established by the Board of Directors, it is jointly incumbent upon the President and the Vice-Presidents, jointly:

I - to approve and change UNIBANCO's administrative structure and internal rules;

II - to submit to the approval of the Board of Directors the results and investment budgets and the respective business plans as well as to implement the decisions taken;

III - to establish operational and administrative limits of authority;

IV - to care for the improvement of the members of management, following up on their professional performance and development.

Second Paragraph The jointly decisions of the President and the Vice-Presidents shall be taken by a majority of votes in the presence of at least half of its elected members. The President shall be entitled, in addition to his own vote, to the casting vote in case of a tie.

Article 24: It is incumbent upon the Executive Officers:

I – the management and supervision of the areas which shall be assigned to them by the provisions of sub-item II of Article 23 of this By-laws; and

II – the supervision and coordination of the performance of the Officers and Deputy Officers which are under their direct supervision.

Article 25: It is incumbent upon Officers and Deputy Officers the management and supervision of the areas which shall be assigned to them by the Executive Board of Officers.

Article 26: The replacement of the members of the Board of Officers shall be carried out as follows:

a) in the cases of temporary replacement:

I - the replacement of the President shall be appointed by the Board of Directors, as set forth in item “h” of Article 16;

II - the duties of the Vice Presidents shall be performed by a replacement appointed, from among the elected Executive Officers, by the President;

III - the duties of the Executive Officers shall be performed by a replacement appointed, from among the elected Officers, by the President jointly with the Vice President responsible of the supervision of the Executive Officer replaced, depending on the case.

IV - the duties of the Officers and the Deputy Officers shall be performed by a replacement appointed, from among the elected Officers, by Executive Officer responsible of the supervision of the Officer or of the Deputy Officer replaced, as from the case.

b) in cases of replacement due to a vacancy concerning any of the Officers, the replacement shall be appointed by the Board of Directors, as specified in item “h” of Article 16.

Article 27: The meetings of the Board of Officers shall be called and chaired by the President or by any of the Vice-Presidents. In case of any impossibility, any of two of them may, jointly, appoint to chair it in their stead any member of the Board of Executive Officers.

First Paragraph: The members of the Board of Directors may attend the meetings of the Board of Officers.

Second Paragraph: The decisions of the Board of Executive Officers shall be taken by the majority of votes of the members of the Board of Executive Officers, with the presence of at least half of its members, except with respect to the issues specified in item “c” of Article 21, which may be decided upon with the presence of at least three (3) members. The Chairman of the meeting shall be entitled, in addition to its own vote, to the casting vote in case of a tie.

Article 28: UNIBANCO shall be represented by the members of the Board of Officers as stated in this Article, except as established in item “i” of Article 16.

First Paragraph: The following shall require the joint signatures of two members of the Board of Officers, one of them being necessarily an Executive Officer:

a) acts resulting in the encumbrance or disposal of real property or other assets, the placement of collateral or guarantees, the settlement or waiver of rights, the undertaking of obligations, the execution of agreements, as well as those acts which result in liability for UNIBANCO or release third parties from liabilities towards him;

b) the appointment of attorneys-in-fact, except as provided in item “i” of Article 16.

Second Paragraph: UNIBANCO may be represented severally by any of the members of the Board of Officers, or by an attorney-in-fact with specific powers, in acts related to:

a) receipt of summonses or rendering of personal depositions in court; b) receipt of subpoenas and delivery of statements out of court; c)UNIBANCO's participation in auction processes;

d) UNIBANCO'S representation in Shareholders Meetings of Companies in which UNIBANCO holds share participation; and

e) UNIBANCO's representation before public bodies, provided that no assumption of responsibilities or obligations by the Company is implied.

Third Paragraph: The acts mentioned in item “a” of the First Paragraph of this article may also be performed by (i) any member of the Board of Executive Officers jointly with an attorney-in-fact, (ii) jointly by two attorneys-in-fact, or even (iii) by a sole attorney-in-fact or an Officer, provided that it is previously, specifically and expressly authorized by the Board of Directors. In every case, the power of attorney must specify in the respective instrument the limits and extension of the powers granted as well as the term for the appointment.

Fourth Paragraph: UNIBANCO may appoint attorneys-in-fact to represent it severally as follows:

a) by executing powers of attorney with an "ad judicia" clause, without term, including the powers to perform acts of resignation, waiver, settlement, receipt and acquittal;

b) in acts specifically determined in the applicable power of attorney, except for those mentioned in item "a" of the First Paragraph of this article; and

c) cases in which the attorney-in-fact is a legal entity.

SECTION III

Provisions Applying to the Board of Directors, to the Board of Officers and to the Audit Committee

Article 29: The Shareholders Meeting and the Board of Directors may, respectively, abstain from electing Directors, members of the Audit Committee and of the Board of Officers, whenever the lower limits set forth in this By-laws in law have been fulfilled.

Article 30: The holding a position on the Board of Directors, on the Board of Officers and on the Audit Committee shall not require the placement of bond.

Article 31:- As soon as their election is approved by the Central Bank of Brazil, the members of the Board of Directors, the Board of Officers and the Audit Committee shall be invested in their positions by having their respective terms of office recorded in the Book of Minutes of the Meetings of the Board of Directors, of the Board of Officers and of the Audit Committee, respectively, which terms of office shall also be recorded in the cases of replacement specified in Articles 19, 26 and 37.

Sole Paragraph:- If the term of office is not executed within thirty (30) days of the date of approval by the Central Bank of Brazil, the appointment shall become void, except if a justification is accepted by the administrative body for which the individual was elected.

Article 32: The members of the Board of Directors, of the Board of Officers and of the Audit Committee shall remain in their positions, after the expiration of their term, until their successors are vested in office.

Article 33: The Shareholders Meeting shall establish the compensation for the Board of Directors, for the Board of Officers and for the Audit Committee, in accordance with item “f” of Article 16.

CHAPTER V

Audit Committee

Article 34:- The Audit Committee shall have a minimum of 3 (three) and a maximum of 5 (five) effective members, elected by the Shareholders Meeting for a maximum of a 5 (five) year term.

First Paragraph:- The Audit Committee shall have one Chairman chosen by the Board of Directors.

Second Paragraph:- At least one member of the Audit Committee must have proved accounting or related financial management expertise, that qualifies him as an audit committee financial expert.

Third Paragraph:- The members of the Audit Committee may be Directors.

Fourth Paragraph:- This Audit Committee shall be a single committee for the entire Conglomerate Unibanco, as set forth in law.

Article 35: For holding the position of member of the Audit Committee, the basic requirements for holding such position shall be observed, as well as the legal bars applicable.

Sole Paragraph:- The duty of the member of the Audit Committee may not be delegated.

Article 36: The Shareholders Meeting shall establish the global compensation for the Audit Committee, and the compensation for each of its members shall be established in accordance with the provisions of item “f” of Article 16.

First Paragraph:- The member of the Audit Committee is not allowed to receive any other kind of compensation from the Conglomerate's companies or from its affiliated companies, except for those to which he is entitled to as member of the Audit Committee.

Second Paragraph: In case the member of the Audit Committee is also a Director of any of the companies of the Conglomerate Unibanco or of its affiliated companies, he shall choose for which of those positions compensation he wishes to receive.

Article 37: Exception made to the cases to which the law establishes special procedures, the replacement of the members of the Audit Committee shall be made as follows:

a) in case of temporary replacement, the Chairman of the Audit Committee shall be replaced by the member appointed by him;

b) in case of replacement due to a vacancy, the Chairman and the members shall be replaced by the member appointed by the Board of Directors.

Sole Paragraph:- The replacement appointed shall remain in office until the next Shareholders Meeting, which shall elect a new member to fill the vacant position for the remainder of the term of office of the replaced member.

Article 38: It is incumbent upon the Committee of Audit:

a) To establish and, whenever deemed necessary, to change its administrative structure and internal rules, and submit it to the approval of UNIBANCO's Board of Directors;

b) To appoint, "ad referendum" of the Board of Directors of each company of the Conglomerate Unibanco, when applicable, the Company to be hired to render independent auditing services, as well as, if it deems necessary, the replacement of such render;

c) To review, previously to its publication, the semiannual financial statements, including the explanatory notes, the management reports and the independent auditor's technical report of each one of the companies of The Conglomerate Unibanco;

d) To analyze the effectiveness of the internal and the independent audit;

e) To analyze the compliance, by the management of each of the companies of the Conglomerate Unibanco, when applicable, of the recommendations made by the internal or by the independent auditor;

f) To establish and to disclose procedures to the reception and treatment of information regarding the non compliance with laws and regulations applicable to the Conglomerate Unibanco, in addition to the internal rules and codes, including the ones which sets forth specific procedures for the protection of the provider and of the confidentiality of the information, as well as the procedures for the reception and treatment of information regarding to the accounting reports;

g) To meet ordinarily on a quarterly basis with the Board of Officers, with the independent audit and with the internal audit of each company of The Conglomerate Unibanco, in order to verify the compliance with its recommendations or queries, including those regarding the planning of the respective audit works. Such meetings shall be recorded in minutes.

h) To meet with the Audit Board, if in duty, and with the Board of Directors of the companies of The Conglomerate Unibanco, by their request, to discuss the policies, practices and procedures identified upon matters within their incumbency;

i) To recommend, to the Board of Officers of the companies of The Conglomerate Unibanco, when applicable, corrections or improvements of policies, practices and procedures identified upon matters within their incumbency;

j) Other attributions necessary for the compliance with law and regulation, in addition to those that the Audit Committee itself understands to be relevant to ensure:

(i) the independence of the external auditors;

(ii) the adequacy and effectiveness of the internal controls; or

(iii) the accuracy of the financial statements.

Article 39: It is incumbent upon the Chairman of the Audit Committee:

I - chair the meetings of the Audit Committee, with authority to appoint any of the members of said Committee to do so in his stead;

II - appoint any of the members of the Audit Committee to replace him in his absences, vacations, leaves or occasional impediments;

III - determine the agenda of the Committee's meetings.

Article 40: The Audit Committee shall meet ordinarily on a quarterly basis and, extraordinarily, whenever corporate interests so require.

First Paragraph:- The meetings of the Audit Committee may be called by any member of the Audit Committee.

Second Paragraph:- The decisions of the Audit Committee shall be taken by a majority of votes in the presence of at least half of its members. The Chairman shall be entitled, in addition to his own vote, to the casting vote in case of a tie.

Third Paragraph:- The minutes of the meetings shall be recorded in the appropriate Book of Minutes of Meetings of the Audit Committee.

Article 41: The members may be dismissed at any time by decision taken by the Shareholders Meetings.

CHAPTER VI

The Audit Board

Article 42: UNIBANCO shall have an Audit Board that shall be comprised of at least three (3) and at most five (5) permanent members and an equal number of alternates, with duties as set forth in law.

First Paragraph: The Audit Board shall only operate in those fiscal years in which the shareholders, in accordance with the provisions of law, request its institution.

Second Paragraph: The Shareholders Meeting at which the institution of the Audit Board is requested shall elect its members and determine their compensation.

Third Paragraph: The term of office of the members of the Audit Board shall end at the Annual Shareholders Meeting following its institution.

CHAPTER VII

Fiscal Year, Financial Statements, Reserves and Dividends

Article 43: The fiscal year shall begin on the 1st day of January and shall end on December 31st of each year.

Article 44: On the last day of each calendar semester the following financial statements shall be prepared, in accordance with the applicable legal provisions:

a) balance sheet;

b) statement of accumulated losses and profits;

c) income statement for the fiscal year;

d) statement of origin and investment of funds.

First Paragraph: The following shall be deducted from the results of the fiscal year:

a) accumulated losses, if any, in the form set forth at law;

b) the provision for income taxes and the Social Contribution on Net Profit;

c) up to 10% (ten percent) of the result remaining after the deductions referred to in items “a” and “b” of this paragraph, as profit sharing for the Board of Directors and the Board of Officers, in compliance with legal limitations, and in accordance with the Second Paragraph of this article.

Second Paragraph: - The compensation provided in item “c” of the First Paragraph of this article shall be determined and paid to the administrators by decision of the Board of Directors, subject to ratification by the Shareholders Meeting and in accordance with the relevant legal provisions.

Third Paragraph: UNIBANCO’s results, after the deductions referred to in the First Paragraph of this article, comprise the net profit of the fiscal year that, by decision of the Board of Directors, having heard the Audit Board, if in operation, shall be allocated as follows, subject to ratification by the Shareholders Meeting:

a) 5% (five percent) for the creation of a Legal Reserve, which shall not exceed 20% (twenty percent) of the corporate capital;

b) establishment of Reserves for Contingencies, as permitted by law;

c) 35% (thirty-five percent) of the remaining net profit, after constitution of the reserves set forth in the above items “a” and “b” as mandatory dividend;

d) establishment of the Reserves for Unrealized Profits in those fiscal years in which the amount of the mandatory dividends exceeds the effected portion of the fiscal year’s net profit, pursuant to the provisions of Articles 197 and 202, III, of Law no. 6,404, of Dec. 15, 1976, as modified by Law no. 10,303, of Oct. 31, 2001;

e) the balance shall be allocated for a reserve designed to ensure that UNIBANCO maintains adequate operating margin, up to one hundred percent (100%) of the corporate capital;

f) the eventual remaining balance shall be disposed of in accordance with the resolutions of the Shareholders Meeting, being observed the applicable legal provisions.

Fourth Paragraph: It shall be attributed to each preferred share an amount at least 10% (ten percent) higher than the amount attributed to each common share in the distribution of dividends mentioned in item “c” of Third Paragraph of this Article.

Fifth Paragraph: The payment of dividends which are authorized by the Shareholders Meeting or by the Board of Directors shall occur within sixty (60) days of the date on which they were declared and, in any event, within the same fiscal year in which they are declared.

Sixth Paragraph: The company may declare, by decision of the Board of Directors, after the Audit Board, if in operation, is heard, during the fiscal year and before the subsequent Annual Shareholders Meeting, interim dividends, which may constitute a partial or full advance of the mandatory dividends, to be taken from:

a) profits ascertained in a semiannual balance sheet, and

b) retained profits or Profit Reserves verified in the former annual or semiannual balance sheet.

Seventh Paragraph:- The company may further declare, by decision of the Board of Directors, pursuant to item "e" of Article 16 of the By-laws, to prepare extraordinary balance sheets and distribute dividends in shorter terms, as part of the annual dividend, provided that the total amount of dividends distributed at each semester of the financial year does not exceed the amount of the Capital Reserves.

Eighth Paragraph: For the purpose of calculating the amount of the mandatory dividends to be distributed, any interest distributed to the shareholders shall be considered, up to the limit of the LONG TERM INTEREST RATE (TAXA DE JUROS DE LONGO PRAZO - TJLP), as provided in the Seventh Paragraph of Article 9 of Law no. 9,249 of December 26, 1995, including those paid to the account of profits or reserves mentioned in the Sixth Paragraph of this article.

CHAPTER VIII

Liquidation

Article 45: UNIBANCO shall enter into liquidation in the cases determined by law or by decision of the Shareholders Meeting, which shall establish the form of liquidation and shall appoint the liquidators and the Audit Board, if the institution thereof is requested, to operate during the liquidation period.

CHAPTER IX

General Provisions

Article 46: Any shareholder who does not pay the amounts due for subscribed shares, in accordance with the conditions set out in the subscription form or, if any of them remains negligent, when called upon to do so by the Board of Executive Officers, shall be considered in arrears and shall be subject to the payment of interest at the rate of 1% (one percent) per month in addition to monetary restatement calculated in accordance with the prevailing official rates, notwithstanding the utilization by UNIBANCO of all remedies available at law for the satisfaction of its credit.

Article 47: The reimbursement amount for the shares in the cases in which it is assured by law shall be equal to the net worth of the shares, ascertained on the basis of the balance sheet prepared in the manner prescribed in law.

CHAPTER X

Transitory Provisions

Article 48: The company shall keep in its accounting records, as a Special Dividends Reserve, the amount of R$63.897.529,90 (sixty-three million, eight hundred and ninety-seven thousand, five hundred and twenty-nine reais and ninety centavos), which, on Dec. 31, 1996, corresponded to 77,105,743.8181 UFIRs (Fiscal Reference Unit), to be transferred from the Legal Reserve referred to in sub-item II of item “e” of the Third Paragraph of Article 36, said amount being constituted of the profits ascertained in the fiscal years of 1989 to 1993 and based upon the tax regimen set forth in Article 35 of Law No.7,713 of Dec. 22, 1988 and Article 75 of Law 8,383, of Dec. 30, 1991.

Sole Paragraph: The Special Dividends Reserve mentioned in this article shall be reduced by an amount equal to the dividends distributed by UNIBANCO from this Reserve or as a result of its capitalization.”